Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is entered into this              day of March, 2014 by and among, United Community Financial Corp., an Ohio corporation (“UCFC”), The Home Savings and Loan Company of Youngstown, Ohio, a state chartered savings bank incorporated under Ohio law (the “Bank” and collectively with UCFC, the “Company”) and Gary M. Small, an individual (hereinafter referred to as the “Executive”).

WITNESSETH:

WHEREAS, the Boards of Directors of the Company (the “Board”) desire to retain the services of the Executive as President and Chief Executive Officer of the Bank and as Chief Executive Officer of UCFC, and the Executive desires to so serve; and

WHEREAS, the Executive and the Company desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and the Executive.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Executive, each party intending to be legally bound, hereby agree as follows:

1. Employment and Term.

(a) Term. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Executive for a term beginning on            , 2014 (the “Effective Date”) and continuing for a period of 24 months (together with any renewal period described in Section 1(b), the “Term”).

(b) Renewal. The Term of this Agreement shall be extended automatically for an additional period of 12 months, unless either the Company or the Executive provides the other party with written notice that the Term shall not be so extended within at least 90 days prior to the second anniversary of the Effective Date. The Term shall be subject to further extension in the manner set forth in this Section 1(b) for additional 12-month periods on each anniversary of the effective date of the immediately preceding extension.

2. Duties of the Executive.

(a) General Duties and Responsibilities. The Executive shall serve as the President and Chief Executive Officer of the Bank and as the Chief Executive Officer of UCFC. In such capacity(ies), the Executive shall have the authority commensurate with such position and such duties as shall be determined from time to time by the Board and as further described in the Executive’s most recent job description on file with the Company. The Executive shall report directly to the Board. The Executive will further perform such other duties and hold such other positions related to the business of the Company and its Affiliates as may from time to time be reasonably requested of the Executive by the Board. For purposes of this Agreement, an “Affiliate” shall mean any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, association or organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(b) Devotion of Entire Time to the Business of the Company. The Executive shall devote the Executive’s entire productive time, ability and attention during normal business hours throughout the Term to the faithful performance of the Executive’s duties under this Agreement. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization other than the Company or its Affiliates without the prior written consent of the Board; provided, however, that the Executive shall not be precluded from taking such vacation or sick leave as is applicable to the Executive, pursuing personal investments that do not interfere or conflict with the performance of the Executive’s duties to the Company, reasonable participation in community, civic, charitable or similar organizations, or in industry-related activities, including, but not limited to, attending state and national trade association meetings and serving as an officer, director, trustee or committee member of a state or national trade association or Federal Home Loan Bank, or such other regulatory governing body.

(c) Establishment of Permanent Residency. Within twelve (12) months of the Effective Date, the Executive shall establish permanent residency in the general Youngstown metropolitan area, which shall include its surrounding suburbs; provided, however, that nothing herein shall prohibit the Executive from maintaining a secondary residence in any other location.

(d) Standards. During the Term, the Executive shall perform the Executive’s duties in accordance with such reasonable standards expected of executives with comparable positions in comparable organizations and as may be established from time to time by the Board.

3. Compensation and Review.

(a) Base Salary. During the Term, the Executive will receive an annual base salary of $350,000. In the event that the Company increases the Executive’s annual base salary, the amount of the initial annual base salary, together with any increase(s) will be the Executive’s base salary (the “Base Salary”). The Base Salary will be payable in accordance with the Company’s regular payroll payment practices, but not less frequently than monthly.

(b) Annual Review. On or about December 31 of each year, the compensation of the Executive shall be reviewed in accordance with the Company’s charter documents and applicable laws, rules or regulations, including those of any listing agency applicable to the Company, by either the Board or the Compensation Committee of the Board (the “Committee”) and, based upon the Executive’s individual performance and such other factors as the Board or the Committee (as applicable) may deem appropriate, the Board or the Committee may, in its sole discretion, increase the Executive’s Base Salary.

(c) Incentive Compensation. The Executive shall be eligible to participate during the Term in the Executive Incentive Plan, the Long-Term Incentive Plan and in any other executive incentive bonus plan that the Company may adopt and implement from time to time. Nothing contained in this Section shall obligate the Company to institute, maintain or refrain from changing, amending or discontinuing any incentive bonus plan, so long as such changes are similarly applicable to other executive employees under such plan.

(d) Initial Equity Grant. At its meeting immediately following the Effective Date, the Compensation Committee of UCFC and the UCFC Board will make an award to the Executive of 125,000 restricted shares of UCFC which shall vest equally over 3 years beginning on the first anniversary of the Effective Date. This award will constitute an award of unregistered restricted shares outside the terms of UCFC’s 2007 Amended and Restated Long-Term Incentive Plan and will be made pursuant to the applicable award agreement to be entered into between UCFC and the Executive, which shall be in the form substantially similar to Exhibit A attached hereto and made a part hereof.

(e) Fringe Benefits. During the Term, the Company will provide the Executive with all health and life insurance coverages, disability programs, tax-qualified retirement plans, equity compensation programs, and similar fringe benefit plans, paid holidays, paid vacation, perquisites, and such other fringe benefits of employment as the Company may provide from time to time to actively employed similarly situated employees of the Company. Notwithstanding any provision contained in this Agreement, the Company may discontinue or terminate at any time any employee benefit plan, policy or program described in this Section 3(e), now existing or hereafter adopted, to the extent permitted by the terms of such plan, policy or program and will not be required to compensate the Executive for such discontinuance or termination.

(f) Expenses. The Company shall reimburse the Executive for reasonable travel, industry, entertainment and miscellaneous expenses incurred in connection with the performance of the Executive’s duties under this Agreement, including participation in industry-related activities, in accordance with the existing policies and procedures of the Company pertaining to reimbursement of such expenses to executives.

4. Termination of Employment. For purposes of this Agreement, any reference to the Executive’s “termination of employment” (or any form thereof) shall mean the Executive’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation §1.409A-1(h).

(a) Death of Executive. The Term and the Executive’s employment will terminate upon the Executive’s death and the Executive’s beneficiary (as designated by the Executive in writing with the Company prior to the Executive’s death) will be entitled to the following payments and benefits:

(i)	any Base Salary that is accrued but unpaid and any business expenses that are unreimbursed – all, as of the date of termination of employment; and

(ii)	any rights and benefits (if any) provided under plans and programs of the Company, determined in accordance with the applicable terms and provisions of such plans and programs (the payments described in Sections 4(a)(i) and (ii) are hereinafter collectively referred to as the “Accrued Obligations”).

In the absence of a beneficiary designation by the Executive, or, if the Executive’s designated beneficiary does not survive the Executive, payments and benefits described in this Section 4(a) will be paid to the Executive’s estate. Any payments due under Section 4(a)(i) shall be made within 30 days after the date of the Executive’s death.

(b) Disability. The Term and the Executive’s employment may be terminated by the Company upon written notice from the Company following the determination, as set forth immediately below, that the Executive suffers from a Permanent Disability. For purposes of this Agreement, “Permanent Disability” means a physical or mental impairment that renders the Executive incapable of performing the essential functions of the Executive’s job, on a full-time basis, even taking into account reasonable accommodation required by law, as determined by a physician who is selected by the agreement of the Executive and the Company, for a period of greater than 150 days. During any period that the Executive fails to perform the Executive’s duties hereunder as a result of a Permanent Disability (“Disability Period”), the Executive will continue to receive the Executive’s Base Salary at the rate then in effect for such period until the Executive’s employment is terminated pursuant to this Section 4(b); provided, however, that payments of Base Salary so made to the Executive will be reduced by the sum of the amounts, if any, that were payable to the Executive at or before the time of any such salary payment under any disability benefit plan or plans of the Company and that were not previously applied to reduce any payment of Base Salary. In the event that the Company elects to terminate the Executive’s employment due to Disability, the Executive will be entitled to payment of the Accrued Obligations in accordance with Section 4(a). In addition to the foregoing, provided that the Executive elects COBRA coverage, the Company shall pay the Executive’s COBRA premium payments consistent with the group health, dental and vision coverage in existence on the date of termination beginning on the date of termination and continuing until the earlier of: (A) the 12th consecutive month following the Executive’s termination or (B) the Executive becoming eligible as a full-time employee to participate in the group health plan of any other employer.

(c) For Cause Termination. The Company may terminate the Term and the Executive’s employment upon notice at any time for “Cause.”

(i)	For purposes of this Agreement, “Cause” means (A) the Executive’s continued intentional failure or refusal to materially abide by the terms and conditions of this Agreement or perform substantially the Executive’s assigned duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten days following written notice by the Company to the Executive of such failure; (B) the Executive’s engagement in willful misconduct, including without limitation, fraud, embezzlement, theft or dishonesty in the course of the Executive’s employment with the Company; (C) the Executive’s conviction of, or plea of guilty or nolo contendere to a felony or a crime other than a felony, which felony or crime involves moral turpitude or a breach of trust or fiduciary duty owed to the Company or any of its Affiliates; or (D) the Executive’s disclosure of trade secrets or material, non-public confidential information of the Company or any of its Affiliates in violation of the Company’s or its Affiliates’ policies that applies to the Executive or any agreement with the Company or any of its Affiliates in respect of confidentiality, nondisclosure, non-competition or otherwise.

(ii)	In the event that the Company terminates the Executive’s employment for Cause, the Executive will only be entitled to payment of the Accrued Obligations in accordance with Section 4(a).

(d) Termination Without Cause. The Company may terminate the Term and the Executive’s employment for any reason at any time. If the Executive’s employment is terminated by the Company for any reason other than the reasons set forth in subsections (a), (b), (c), (e) or (f) of this Section 4, the Executive will be entitled to the following payments and benefits:

(i)	Payment of the Accrued Obligations in accordance with Section 4(a);

(ii)	Continuation of the Executive’s Base Salary in effect on the date of the Executive’s termination of employment for a period of time equal to the greater of (A) the remainder of the Term; and (B) 12 months following the date of the Executive’s termination. Except as otherwise prohibited by applicable Federal or state law or regulation, the payments due under this Section 4(d)(ii) shall begin immediately following the date of termination and be made in accordance with the Company’s normal payroll practices over such period;

(iii)	Payment of any accrued but unpaid bonus, which shall be paid pursuant to the terms of the applicable bonus plan; and

(iv)	Provided that the Executive elects COBRA coverage and provided that such COBRA coverage remains in effect under applicable law, the Company shall pay the Executive’s COBRA premium payments consistent with the group health, dental and vision coverage in existence on the date of termination beginning on the date of termination and continuing until the 12th consecutive month following the Executive’s termination.

(e) Good Reason Termination. The Executive may resign and terminate the Term and the Executive’s employment with the Company for “Good Reason” upon not less than 30 days prior written notice to the Company if the Company fails to fully cure the effect of such condition within 30 days following receipt of Executive’s written notice.

(i)	For purposes of this Agreement, the Executive will have “Good Reason” to terminate the Executive’s employment with the Company if any of the following events occur without the Executive’s consent:

(A)	A material diminution in the Executive’s Base Salary;

(B)	A material diminution in the Executive’s authority, duties or responsibilities as set forth in Section 2;

(C)	To the extent applicable, a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company or its Affiliates or any of their successors, survivors or assigns;

(D)	A material diminution in title;

(E)	A material change in the geographic location in which the Executive must perform services under this Agreement; or

(F)	Any other action or inaction that constitutes a material breach of this Agreement.

Notwithstanding the foregoing, Good Reason shall cease to exist for an event on the 90th day following the later of its occurrence or the Executive’s knowledge thereof, unless the Executive has given the Company written notice of Executive’s intent to terminate prior to such date.

The mere occurrence of a Change in Control shall not constitute “Good Reason” for the Executive to voluntarily terminate the Term and the Executive’s employment.

(ii)	In the event that the Executive terminates the Term and the Executive’s employment with the Company for Good Reason pursuant to this Section 4(e), the Executive will be entitled to:

(A)	Payment of the Accrued Obligations in accordance with Section 4(a);

(B)	Continuation of the Executive’s Base Salary in effect on the date of the Executive’s termination of employment or, if greater, the Executive’s Base Salary in effect immediately prior to any event described in Section 4(e)(i)(A) for a period of time equal to the greater of (I) the remainder of the Term; and (II) 12 months following the date of the Executive’s termination, which payments shall begin immediately following the date of termination (subject to applicable Federal and state law and regulation) and be payable in accordance with the Company’s normal payroll practices, over such period;

(C)	Any accrued but unpaid annual bonus, which shall be paid pursuant to the terms of the applicable bonus plan; and

(D)	Provided that the Executive elects COBRA coverage and provided that such COBRA coverage remains in effect under applicable law, the Company shall pay the Executive’s COBRA premium payments consistent with the group health, dental and vision coverage in existence on the date of termination beginning on the date of termination and continuing until the 12th consecutive month following the Executive’s termination.

(f) Termination in Connection with Change In Control. In the event that during the Term, a Change in Control of the Company occurs and, within 6 months prior or 12 months following such Change in Control, this Agreement and the Executive’s employment is terminated by the Company or its successor without Cause as described in Section 4(d) or is terminated for Good Reason by the Executive as described in Section 4(e), then in lieu of any payment that might be provided under any other subsection of this Section 4 of this Agreement, the Executive will be entitled to the following payments and benefits from the Company or its successor:

(i)	Payment of the Accrued Obligations in accordance with Section 4(a);

(ii)	A single lump sum payment equal to two (2) times the greater of: (A) the total annual Base Salary paid or payable to the Executive with respect to the most recently completed fiscal year of the Company or (B) the Base Salary in effect immediately prior to the Change in Control or immediately prior to any event described in Section 4(e)(i)(A), which such payment shall be made within 60 days after the date of the Executive’s termination or the occurrence of the Change in Control, as applicable;

(iii)	A single lump sum payment equal to two (2) times the sum of the Executive’s “target” short-term and long-term bonuses in effect at the time of the Executive’s termination of employment under the applicable Company incentive bonus plans, which such payment shall be made within 60 days after the date of the Executive’s termination or the occurrence of the Change in Control, as applicable;

(iv)	Any accrued but unpaid annual bonus, which shall be paid pursuant to the terms of the applicable bonus plan; and

(v)	Provided that the Executive elects COBRA coverage and provided that such COBRA coverage remains in effect under applicable law, the Company shall pay the Executive’s COBRA premium payments consistent with the group health, dental and vision coverage in existence on the date of termination beginning on the date of termination and continuing until the 18th consecutive month following the Executive’s termination; or, if the Executive’s termination occurred prior to the Change in Control, a single lump sum payment equal to the value of the benefits described in this Section 4(f)(v), payable within 60 days following the Change in Control.

(g) Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(i)	The date any one person, or more than one person acting as a group acquires ownership of shares of the Bank or UCFC possessing 25% or more of the total voting power of the shares of the Company or UCFC;

(ii)	The date that any one person, or more than one person acting as a group, acquires the ability to control the election of a majority of the directors of the Company or UCFC;

(iii)	The date a majority of the members of the board of directors of the Company or the Bank is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such board of directors before the date of the appointment or election; or

(iv)	The acquisition by any person, or more than one person acting as a group, of “control” of the Company within the meaning of 12 C.F.R. Section 303.81(c).

For purposes of this subsection (g), the term “person” refers to an individual or corporation, partnership, trust, association, limited liability company or other organization, but does not include the Executive and any person or persons with whom the Executive is “acting in concert” within the meaning of 12 C.F.R. Section 303.81 (b).

(h) Treatment of Taxes. If payments provided under this Agreement, when combined with payments and benefits under all other plans and programs maintained by the Company, constitute “parachute payments” within the meaning of Section 280G of the Code, the Company or its successor will reduce the Executive’s payments and benefits under this Agreement and/or the other plans and programs maintained by the Company so that the Executive’s total payments and benefits under this Agreement and all other plans and programs will be $1.00 less than the amount that would be considered a “parachute payment.” Any reduction pursuant to this Section 4(h) shall be applied consistent with the requirements of Section 409A of the Code. In addition, in the event of any subsequent inquiries regarding the treatment of tax payments under this Section 4(i), the parties will agree to the procedures to be followed in order to deal with such inquiries.

(i) Expiration of Term of Agreement. If the Term expires and it is not extended by the parties, the Executive’s employment will terminate at the end of such Term and the Executive will be entitled to Payment of the Accrued Obligations in accordance with Section 4(a).

(j) Release. As a condition to receiving any payments, other than payment of the Accrued Obligations and accrued but unpaid bonus (if any), pursuant to this Agreement, the Executive agrees to release the Company and all of its Affiliates, employees and directors from any and all claims that the Executive may have against the Company and all of its Affiliates, employees and directors up to and including the date the Executive signs a Waiver and Release of Claims (“Release”) in the form provided by the Company, which form shall provide for such waivers and/or revocation periods as are required by, or advisable under, applicable Federal law and/or regulation. Notwithstanding anything to the contrary in this Agreement, (i) the Executive acknowledges that the Executive is not entitled to receive, and will not receive, any payments pursuant to this Agreement unless and until the Executive provides the Company with said Release prior to the first date that payment is to be made or is to commence; and (ii) to the extent that any payments hereunder are subject to the provisions of Section 409A of the Code and the time period between the Executive’s termination of employment and the date on which the Release will become effective begins in one calendar year and ends in a second calendar year, no such payments under this Agreement shall be made, or begin to be made until the second calendar year.

(k) Coordination of Benefits. If the Executive’s employment is terminated for any reason described in Sections 4(d) or (e) and, after such termination, the Executive becomes entitled to payments under Section 4(f), the Executive shall receive the payments described in Section 4(f), at the time and in the form described in Section 4(f), less the amount of any payments previously paid that are described in Sections 4(d) or (e).

5. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to Federal, State and local tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

6. Indemnification; Insurance.

(a) Indemnification. The Company agrees to indemnify the Executive and his heirs, executors, and administrators to the fullest extent permitted under applicable law and regulations, including, without limitation 12 U.S.C. Section 1828(k), against any and all expenses and liabilities reasonably incurred by the Executive in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of having been a director or officer of the Company, or any Affiliate, whether or not the Executive is a director or officer at the time of incurring any such expenses or liabilities. Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements. The Executive shall be entitled to indemnification in respect of a settlement only if the Board of Directors of the Company has approved such settlement. Notwithstanding anything herein to the contrary, (i) indemnification for expenses shall not extend to matters for which the Executive has been terminated, and (ii) the obligations of this Section shall survive the termination of this Agreement. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation.

(b) Insurance. During the Term of the Agreement, the Company shall provide the Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the Company’s expense, at least equivalent to such coverage otherwise provided to the other directors and senior executives of the Company.

7. Special Regulatory Events. Notwithstanding the provisions of Section 4 of this Agreement, the obligations of the Company to the Executive shall be as follows in the event of the following circumstances:

(a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (hereinafter referred to as the “FDIA”), the Company’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall pay the Executive all of the compensation withheld while the obligations in this Agreement were suspended and reinstate any of the obligations that were suspended.

(b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA, all obligations of the Company under this Agreement shall terminate as of the effective date of such order; provided, however, that vested rights of the Executive shall not be affected by such termination.

(c) If the Company is in default, as defined in section 3(x)(1) of the FDIA, all obligations under this Agreement shall terminate as of the date of default; provided, however, that vested rights of the Executive shall not be affected.

(d) In the event and to the extent the terms and conditions of this Agreement are subject to regulatory approval and/or may be nullified or rendered inoperative or inapplicable by operation of applicable law, the Agreement shall be effective only to the extent permissible under such regulatory and/or other legal requirements, but to the fullest extent as may be permissible thereunder.

8. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating with, merging into, or transferring all, or substantially all, of their assets to another corporation that assumes all their obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term “Company” as used herein, shall mean such other corporation or entity, and this Agreement shall continue in full force and effect.

9. Noncompetition Covenant. The Executive agrees that, during the Term, including any extension thereof, and for a period of one year following the Executive’s termination of his employment for any reason other than Good Reason, the Executive shall not, without the express written consent of the Company:

(a) Be engaged, directly or indirectly, in any county where the Company has an office at the time of Executive’s termination, as a partner, officer, director, employee, consultant, independent contractor, security holder, or owner of any entity engaged in any business activity competitive with that of the Company or its Affiliates; provided, however, nothing in this Agreement shall prevent the Executive from owning or acquiring an interest in any entity engaged in any competitive business activity if such interest does not constitute “control” as defined in 12 C.F.R. Section 303.81(c);

(b) Call upon or solicit, either for the Executive or for any other person or firm that engages in competition with any business operation actively conducted by the Company or any Affiliate during the Term, any customer with whom the Company or any Affiliate directly conducts business during the Term; or interfere with any relationship, contractual or otherwise, between the Company or any Affiliate and any customer with whom the Company or any Affiliate directly conducts business during the Term; or

(c) Induce or solicit any person who is at the date of termination or was during the 12 months preceding termination an employee, officer or agent of the Company or any Affiliate to terminate said relationship.

In the event of a breach by the Executive of any covenant set forth in this Section 9, the term of such covenant will be extended by the period of the duration of such breach and such covenant will survive any termination of this Agreement but only for the limited period of such extension.

The restrictions on competition provided herein shall be in addition to any restrictions on competition contained in any other agreement between the Company and the Executive and may be enforced by the Company and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. The provisions of this Section 9 constitute an essential element of this Agreement, without which the Company would not have entered into this Agreement. Notwithstanding any other remedy available to the Company at law or at equity, the parties hereto agree that the Company or any successor thereto, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Section 9.

If the scope of any restriction contained in this Section 9 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

10. Confidential Information. The Executive will hold in a fiduciary capacity, for the benefit of the Company, all secret or confidential information, knowledge, and data relating to the Company and its Affiliates (“Confidential Information”), that shall have been obtained by the Executive in connection the Executive’s employment with the Company and that is not public knowledge (other than by acts by the Executive or the Executive’s representatives in violation of this Agreement). During the Term and after termination of the Executive’s employment with the Company, the Executive will not, without the prior written consent of the Company, communicate or divulge any material non-public Confidential Information to anyone other than the Company or those designated by it, unless the communication of such information, knowledge or data is required pursuant to a compulsory proceeding in which the Executive’s failure to provide such information, knowledge, or data would subject the Executive to criminal or civil sanctions and then only if the Executive provides prior notice to the Company prior to disclosure.

The restrictions imposed on the release of information described in this Section 10 may be enforced by the Company and/or any successor thereto, by an action for injunction or an action for damages. The provisions of this Section 10 constitute an essential element of this Agreement, without which the Company would not have entered into this Agreement. Notwithstanding any other remedy available to the Company at law or at equity, the parties hereto agree that the Company or any successor thereto, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Section 10.

If the scope of any restriction contained in this Section 10 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

11. Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his beneficiaries or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 11 shall preclude the Executive from designating a beneficiary to receive any benefits payable hereunder upon his death or the executors, administrators or legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

12. No Attachment. Except as required by law, no right to receive payment under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

13. Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company and its successors and assigns. In the case of a merger, with the Company the surviving entity will assume and perform the obligations of the Company under this Agreement.

14. Amendment of Agreement. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

15. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

16. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then any prior Agreement between the Company (or any predecessor thereof) and the Executive shall be deemed reinstated to the full extent permitted by law, as this Agreement had not been executed.

17. Headings. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18. Governing Law. This Agreement has been executed and delivered in the State of Ohio and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Ohio, except to the extent that federal law is governing.

19. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and the Executive.

20. Arbitration. Any dispute concerning the interpretation or application of this Agreement that cannot be resolved by mutual agreement of the Company and Executive must be submitted for determination by an impartial arbitrator selected in accordance with the American Arbitration Association’s Employment Dispute Resolution Rules.

21. Notices. Any notice required or permitted under this Agreement shall be in writing and either delivered personally or sent by nationally recognized overnight courier, express mail, or certified or registered mail, postage prepaid, return receipt requested, at the following respective address unless the party notifies the other party in writing of a change of address:

If to the Company:

Chairman, Board of Directors

The Home Savings and Loan Company of Youngstown, Ohio

275 West Federal Street

Youngstown, Ohio 44503-1203

With a copy to:

General Counsel

The Home Savings and Loan Company of Youngstown, Ohio

275 West Federal Street

Youngstown, Ohio 44503-1203

If to the Executive:

Gary M. Small

At the last address on file with the Company

A notice delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or express mail shall be deemed delivered and effective one (1) day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail shall be deemed delivered and effective two (2) days after it is deposited with the postal authority.

22. Code Section 409A Requirements.

(a) Treatment of Reimbursements and/or In-Kind Benefits. Notwithstanding anything in this Agreement to the contrary, any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive, (iii) the reimbursement of an eligible expense will be made no later than the last day of the Executive’s taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b) Six-Month Distribution Delay for Specified Employees. Notwithstanding anything in this Agreement to the contrary, in the event that the Executive is a “specified employee” (as defined in Section 409A of the Code) of the Company, or its Affiliates, as determined pursuant to the Company’s policy for identifying specified employees, on the date of the Executive’s termination of employment and the Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit, as applicable, shall not be paid or provided (or begin to be paid or provided) until the first day of the seventh month following the date of the Executive’s termination of employment (or, if earlier, the date of the Executive’s death). The first payment that can be made to the Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Section 409A(a)(2)(B)(i) of the Code.

(c) Compliance with Section 409A of the Code. The parties intend that this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code, as applicable, and, to the maximum extent permitted by law, shall administer, operate and construe this Agreement accordingly. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the deferral election rules of Section 409A of the Code and the exclusion from Section 409A of the Code for certain “short-term deferrals”. Any amounts payable solely on account of an “involuntary separation from service” within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as “separation pay” or as a “short-term deferral” to the maximum possible extent. Nothing herein shall be construed as the guarantee of any particular tax treatment to the Executive, and none of the Company, their Boards of Directors, or any Affiliates shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, each as of the day and year first above written.

UNITED COMMUNITY FINANCIAL CORP.

By:
Name:	Jude J. Nohra
Title:	General Counsel & Secretary

THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO

By:
Name:	Jude J. Nohra
Title:	Executive Vice President, Corporate Governance, and Secretary

Name:	Gary M. Small

EXHIBIT A

UNITED COMMUNITY FINANCIAL CORP.

RESTRICTED STOCK

AWARD AGREEMENT

THIS AWARD AGREEMENT (“Agreement”) is made to be effective as of the 1st day of April, 2014, by and between United Community Financial Corp. (the “Company”) and Gary M. Small (the “Grantee”). Capitalized terms used in this Agreement and otherwise not defined herein shall have the meanings given them in the employment agreement, dated March        , 2014, by and among the Company, The Home Savings and Loan Company of Youngstown, Ohio (the “Bank”) and the Grantee (the “Employment Agreement”).

RECITALS:

WHEREAS, pursuant to the provisions of the Employment Agreement, the Company and the Bank agreed to make an award of restricted shares of the Company to the Grantee;

WHEREAS, the Board has determined that an Award should be made to the Grantee upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above premises and intending to be legally bound by this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following:

1. Grant of Award. The Company hereby grants to the Grantee, as of the effective date of this Agreement (the “Grant Date”), an award (the “Award”) of 125,000 shares of common stock of the Company (the “Shares”), subject to the terms and restrictions of this Agreement.

2. Terms and Conditions of the Award.

a. Vesting. The Award shall vest in accordance with the following schedule:

Date	Number of Shares Covered by Award Which Become Vested	Cumulative Percentage Vested
1st Anniversary of Grant Date	41,666	33%
2nd Anniversary of Grant Date	41,667	67%
3rd Anniversary of Grant Date	41,667	100%

b. Accelerated Vesting. Notwithstanding the provisions of Paragraph (a) of this Section 2, the Award shall become fully vested and nonforfeitable upon (i) the death of the Grantee; (ii) the Grantee suffering a Permanent Disability; (iii) termination of the Grantee’s employment with the Company and the Bank without Cause or for Good Reason; or (iv) a Change in Control.

c. Grantee Rights Prior to Vesting. The Company shall retain the certificates representing the Shares in the Company’s possession until such time as the Shares vest pursuant to the provisions of either Paragraph (a) or Paragraph (b) of this Section 2. Notwithstanding the preceding sentence, the Grantee may exercise full voting rights associated with the Shares and will be entitled to receive all dividends and other distributions paid with respect to the Shares; provided, however, that if any dividends or other distributions are paid in common shares of the Company, those common shares will be subject to the same restrictions on transferability and forfeitability as the Shares with respect to which they were issued.

d. Delivery of Shares. If the applicable vesting conditions of this Agreement are satisfied, the Shares will be delivered by the Company to the Grantee as soon as administratively feasible after all applicable vesting restrictions have lapsed.

e. Beneficiary Designation. The Grantee may name a beneficiary or beneficiaries to receive the Shares that are delivered after the Grantee’s death by completing a “Beneficiary Designation Form” in a form provided by the Company. The Beneficiary Designation Form does not need to be completed upon execution of this Agreement and is not required to be completed as a condition of receiving the Shares. However, if the Grantee dies without completing a Beneficiary Designation Form or if the Grantee does not complete the form correctly, the Grantee’s beneficiary under this Agreement will be the Grantee’s surviving spouse or, if the Grantee does not have a surviving spouse, the Grantee’s estate.

f. Transferring the Agreement. This Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution. However, as described in Section 2(e), the Grantee may designate a beneficiary to receive any Shares in the event of the Grantee’s death.

3. Satisfaction of Taxes and Tax Withholding. The Company or a subsidiary shall be entitled, if the Board deems it necessary or desirable, to withhold (or secure payment from the Grantee in lieu of withholding) the amount necessary to satisfy any withholding or employment-related tax obligation attributable to the exercise of the Award or otherwise incurred with respect to the Award, and the Company may defer delivery of any Shares pursuant to the exercise of the Award unless indemnified to its satisfaction. The Board may, in its discretion and subject to such rules as the Board may adopt, permit the Grantee to satisfy, in whole or in part, any withholding or employment-related tax obligation that may arise in connection with the grant, exercise or disposition of the Award by electing to have the Company withhold Shares to be issued, or by electing to deliver to the Company common shares already owned by the Grantee having a fair market value equal to the amount of such tax obligation.

4. Governing Law. The rights and obligations of the Grantee and the Company under this Agreement shall be governed by and construed in accordance with the laws of the State of Ohio (without giving effect to the conflict of laws principles thereof). All disputes and matters arising under, in connection with or incident to this Agreement shall be litigated, if at all, in and before any Federal court sitting within the Northern District of Ohio or any State court sitting in Mahoning County, Ohio, to the exclusion of the courts of any other state or county.

5. WAIVER OF JURY TRIAL. THE PARTIES, EACH AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, OR RELATED TO, THIS AGREEMENT. NO PARTY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY LITIGATION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER LITIGATION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

6. Rights and Remedies Cumulative. All rights and remedies of the Company and of the Grantee enumerated in this Agreement shall be cumulative and, except as expressly provided otherwise in this Agreement, none shall exclude any other rights or remedies allowed by law or in equity, and each of said rights or remedies may be exercised and enforced concurrently.

7. Captions. The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Agreement.

8. Severability. If any provision of this Agreement or the application of any provision hereof to any person or any circumstance shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Agreement or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect. It is the intention of each party to this Agreement that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall have the meaning that renders it enforceable.

9. Entire Agreement. This Agreement and the applicable provisions of the Employment Agreement constitute the entire agreement between the Company and the Grantee in respect of the subject matter of this Agreement, and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement. All representations of any type relied upon by the Grantee and the Company in making this Agreement are specifically set forth herein, and the Grantee and the Company acknowledge that each of them has relied on no other representation in entering into this Agreement. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless contained in a writing signed by the party to be charged.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed to be effective as of the date first written above.

UNITED COMMUNITY FINANCIAL CORP.

By:
Name:	Jude J. Nohra
Title:	General Counsel & Secretary

Grantee

Gary M. Small